UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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CAREER EDUCATION CORPORATION
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FOR IMMEDIATE RELEASE

Contact:	Karen King
Vice President Investor Relations, Corporate Communications
847/585-3899

CAREER EDUCATION ANNOUNCES

BOARD EXPANSION AND IMMEDIATE

RE-EVALUATION OF GOVERNANCE PRACTICES

Board Committed to Responding Promptly
and Effectively to Stockholder Concerns

Hoffman Estates, Ill. (May 20, 2005) — Career Education Corporation (Nasdaq: CECO) today announced that its Board of Directors has unanimously decided to expand the Board to add two new independent director positions.  This decision is the culmination of the Board of Director’s ongoing evaluation of its composition and size.

The new director positions will bring the Board’s size to the nine-member maximum established in the company’s charter.  “These new appointments will result in a further increase in the independence of the Board, an initiative we began when our Board appointed Dennis Chookaszian as our fifth independent director,” said John Larson, Career Education Corporation’s Chairman and Chief Executive Officer.  The Board has retained Russell Reynolds Associates, an executive search firm, to conduct the search for the new director candidates.

The company also announced that its Board of Directors has directed its Nominating and Governance Committee to continue its evaluation of the company’s corporate governance practices. This evaluation is in response to recent concerns raised by stockholders about corporate governance. “A message has been sent by our stockholders to further enhance our corporate governance practices, and we will heed that message,” Larson said.  Among the items the Committee will consider is whether the Board should call a special meeting of stockholders to declassify the Board.

Institutional Shareholder Services has ranked the Company in the top quartile for corporate governance of all public companies in its industry group. “While we are encouraged by this improved ranking, we will thoroughly re-examine our corporate governance practices and make the best decisions we can on behalf of our stockholders,” said Tom Lally, Chairman of the Nominating and Governance Committee.

The Board believes that the company’s Shareholder Rights Plan is in the best interests of the company and its stockholders.  In light of stockholder concerns, the Board will re-evaluate the Shareholder Rights Plan.  “In Career Education’s case, this evaluation necessarily must take into consideration the U.S. Department of Education’s change of ownership regulations,” said Janice L. Block, Career Education Corporation’s Senior Vice President and General Counsel.

The Board has directed the Nominating and Governance Committee to conduct its evaluation and provide the Board with recommendations by August 31, 2005.

Career Education Corporation (www.careered.com) is one of the largest providers of private, for-profit postsecondary education and has a presence in both on-campus and online education. CEC’s Colleges, Schools and Universities Group operates over 80 campuses in the U.S., Canada, France, the United Kingdom and the United Arab Emirates and offers doctoral degree, master’s degree, bachelor’s degree, associate degree and diploma programs in the career-oriented disciplines of business studies, visual communication and design technologies, health education, information technology, and culinary arts. The Online Education Group operates American InterContinental University Online and Colorado Technical University Online and offers a variety of degrees in information technology, business, visual communication and education. CEC’s total student population on April 30, 2005 was approximately 96,700 students.

Except for the historical and present factual information contained herein, the matters set forth in this release and statements identified by words such as “anticipates,” “expects,” “projects,” “plans,” “will,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties, the outcome of which could materially and adversely affect our financial condition and operations, include, but are not limited to: risks related to our ability to comply with, and the impact of changes in, legislation and regulations that affect our ability to participate in student financial aid programs; costs, risks and effects of legal and administrative proceedings and investigations and governmental regulations, including the pending Securities and Exchange Commission and Justice Department investigations and, class action, derivative, Qui Tam, and other lawsuits; cost and potential impact of findings and recommendations by the special committee of our Board of Directors that is investigating allegations of securities laws violations against CEC; risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals; costs and difficulties related to the integration of acquired businesses; future financial and operational results; competition; general economic conditions; ability to manage and continue growth; and other risk factors relating to our industry and business, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2004, and from time to time in our other reports filed with the SEC. We disclaim any responsibility to update these forward-looking statements.